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                                                                    EXHIBIT 99.1
                                      UICI

                          ----------------------------

                                       Contact:          Matthew R. Cassell
                                                         Vice President
                                                         UICI
News Release                                             4001 McEwen, Suite 200
                                                         Dallas, Texas 75244
-------------------------                                Phone: (972) 392-6700


(For Immediate Release)

UICI ANNOUNCES DELAY IN RELEASE OF FOURTH QUARTER AND FULL YEAR 1999 OPERATING RESULTS

Dallas, TX February 10, 2000 UICI (the "Company") (NYSE: Symbol "UCI") today announced that release of its fourth quarter and full year 1999 operating results has been delayed, pending completion of the U.S. Office of Comptroller of the Currency's annual examination of UICI's United Credit National Bank at December 31, 1999, and completion of various internal inquiries at its credit card operations. The inquiries were prompted by the previously announced charges to the credit card loan loss reserves in the fourth quarter of 1999 at United Credit National Bank, a special purpose national bank headquartered in Sioux Falls, South Dakota. The Office of the Comptroller of the Currency has not yet completed its assessment of the level of United Credit National Bank's credit card loan loss reserves at December 31, 1999 and the adequacy of the Bank's capital. The Company currently expects that its annual report to be filed with the Securities and Exchange Commission, which will include its 1999 audited financial statements, will be filed in a timely manner on or before March 30, 2000.

CORPORATE PROFILE:

UICI, headquartered in Dallas, Texas, is a diversified financial services company offering financial services, health administrative services and insurance through its various subsidiaries and divisions to niche consumer and institutional markets. UICI provides health insurance through its insurance subsidiaries, UGA-Association Field Services and Cornerstone Marketing of America; enrollment, billing and collection claims administration and risk management services for healthcare payors and providers through UICI Administrators; credit cards for individuals with no credit or troubled credit histories through United CreditServ; financial services and products for college, undergraduates and graduate students, including providing federally-guaranteed student loans through the Educational Finance Group; and manages blocks of life insurance and life insurance products to select markets through its OKC Division. UICI also holds a 44% interest in HealthAxis.com, Inc., a leading web-based insurance retailer providing fully integrated, end-to-end, web-enabled solutions for health insurance distribution and administration.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:


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Certain statements in this press release are "forward looking statements" within the meaning of the Private Securities Litigation Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions; changes in the regulatory environment; levels of competition (including managed health care competition in the health industry); availability of, and volatility of interest rates associated with, funding sources to originate student loans and credit card receivables; and other factors described in detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.


UICI press releases and other company information are available at UICI's website located at www.uici.net.



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